EXHIBIT 10.1

SECOND AMENDMENT TO MULTI-TENANT LEASE

This SECOND AMENDMENT TO MULTI-TENANT LEASE (“Amendment”) dated for reference purposes only as of June 26, 2012 (the “Effective Date”), is entered into by and between LBA REALTY FUND III-COMPANY VII, LLC, a Delaware limited liability company (“Landlord”), and WAFERGEN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.           Landlord and Tenant are parties to that certain Multi-Tenant Lease dated October 22, 2009 (the “Original Lease”), by and between Landlord, as landlord, and Tenant, as tenant, as amended by that certain First Amendment to Multi-Tenant Office Lease dated November 12, 2010 (the “First Amendment”), by and between Landlord, as landlord, and Tenant, as tenant.  Pursuant to the Lease, Tenant leases from Landlord those certain premises commonly known as Suite 150 containing 19,186 rentable square feet (the “Original Premises”), within that certain building commonly known as 34781 Campus Drive, Fremont, California 94555 (the “Building”), as more particularly described in the Lease.  Tenant has terminated the Lease with respect to that certain space consisting of 2,708 rentable square feet, as further described and defined in the First Amendment as the “Expansion Space,” effective March 31, 2012, by providing Landlord written notice thereof in accordance with the terms of the First Amendment.

B.           Subject to the terms and conditions of this Amendment, Landlord has agreed to conditionally defer a portion of the Monthly Base Rent payable by Tenant for the months of June, 2012 through May, 2013 in the aggregate amount of Two Hundred Sixty-Two Thousand Two Hundred Eight and 67/100ths Dollars ($262,208.67), subject to the terms and conditions set forth below.

C.           In addition, Tenant desires to surrender to Landlord a portion of Suite 150, consisting of approximately 8,012 rentable square feet (the "Reduction Space"), as depicted on Exhibit A attached hereto and incorporated herein by this reference, and the Original Premises, less the Reduction Space, is referred to hereafter as the "Retained Premises".

D.           Landlord and Tenant desire to amend the terms of the Lease to provide for (i) the conditional deferral of payment of the Monthly Base Rent, (ii) the reduction of the Premises, and (ii) such other changes to the Lease as are hereinafter set forth.

E.           Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.           Repayment of Deferred Amount.

a.           Deferral.  Provided Tenant is not in default under the Lease as amended by this Amendment (the “Amended Lease”) beyond any applicable notice and cure period, a portion of the Monthly Base Rent payable by Tenant for the months of June, 2012 through May, 2013 (the “Deferral Period”) in the aggregate amount of Two Hundred Sixty-Two Thousand Two Hundred Eight and 67/100ths Dollars ($262,208.67) (the “Deferred Amount”) shall be conditionally deferred in accordance with the following schedule:

Period	Deferred Monthly Base Rent	Balance of Monthly Base Rent to be Paid by Tenant
6/1/12 – 10/31/12	$24,302.27	$12,151.13
11/1/12 – 11/30/12	$25,581.33	$12,790.67
12/1/12 – 5/31/13	$19,186.00	$19,186.00

Notwithstanding the foregoing, Tenant shall still be responsible for the timely payment of all other monetary obligations under the Amended Lease for the Deferral Period, including, without limitation, payment of the balance of Monthly Base Rent and Tenant’s Percentage of Operating Expenses due throughout the Deferral Period, without abatement, deferral or reduction.

b.           Repayment.  Tenant shall repay the aggregate Deferred Amount (including interest thereon at eight percent [8%] per annum) in equal monthly payments of $12,334.62 per month (“Deferred Monthly Payments”) as Additional Rent concurrently with each payment of Monthly Base Rent commencing on June 1, 2013 until the aggregate Deferred Amount has been paid in full (i.e., through April, 2015 [the “Repayment Period”]).  Tenant acknowledges that any default by Tenant under the Amended Lease including, without limitation, default in repayment of any Deferred Monthly Payments, will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant be in default under the Amended Lease, after having been given notice and opportunity to cure, then the total value of the then unpaid sum of the Deferred Amount plus interest thereon, shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subparagraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law, in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period.  Commencing on June 1, 2013, the aggregate Monthly Base Rent and Deferred Monthly Payments payable by Tenant shall be as follows:

Period	Monthly Base Rent and Deferred Monthly Payments
6/1/13 – 10/31/13	$50,706.62
11/1/13 – 10/31/14	$52,625.22
11/1/14 – 4/30/15	$54,543.82

2.           Security Deposit.  No additional security deposit shall be required in connection with this Amendment.  Accordingly, Landlord shall continue to hold, pursuant to the terms of the Lease, the existing Security Deposit in the amount of $42,209.20.

3.           Surrender of Reduction Space.  Tenant shall vacate the entire Reduction Space no later than 11:59 p.m. on the date (the “Reduction Date”) that is the earlier to occur of: (i) ten (10) days prior to the commencement date of any new lease or sublease of any portion of the Reduction Space, or (ii) thirty (30) days after written notice from Landlord to Tenant, regardless of whether the Reduction Space will be leased or subleased.  Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Date, including those provisions relating to the condition of the Reduction Space, surrender of the Reduction Space under Article 21 of the Lease, and removal of Tenant’s personal property from the Reduction Space.  Tenant hereby agrees to use commercially reasonable efforts to lease and/or sublease the Reduction Space.  From and after the Reduction Date, the Reduction Space shall be deemed surrendered by Tenant to Landlord, Tenant shall have no further rights to occupy the Reduction Space, the Lease as amended hereby (the “Amended Lease”) shall be deemed terminated with respect to the Reduction Space (except as to those provisions which survive the termination of the Lease), and the “Premises”, as defined in the Lease, shall be deemed to mean the Retained Premises, and shall contain approximately 11,174 rentable square feet in the aggregate.  Monthly Base Rent and Tenant’s Proportionate Share shall be adjusted accordingly.

4.           Landlord’s Termination Option.  Landlord shall have the option to terminate and cancel the Amended Lease (“Landlord’s Termination Option”) by delivering to Tenant written notice of Landlord’s exercise of Landlord’s Termination Option (the “Termination Notice”).  The Amended Lease shall terminate effective as of the date that is sixty (60) days after Landlord’s delivery to Tenant of the Termination Notice (the “Termination Date”), and Tenant shall surrender the Retained Premises to Landlord on or before the Termination Date in accordance with Article 21 of the Lease.  If Landlord exercises Landlord’s Termination Option, and Tenant timely and properly surrenders the Retained Premises to Landlord on or before the Termination Date, Tenant shall not be obligated to pay the monthly installments of Monthly Base Rent and Deferred Monthly Payments that are due after the Termination Date.

5.           Confidentiality.  Tenant agrees that the terms and conditions of this Amendment are confidential as between Landlord and Tenant and neither Tenant nor its agents or employees nor any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions of this Amendment to any person, firm or entity including, without limitation, other tenants and occupants of the Building or the Property, without obtaining the express written consent of Landlord.  Notwithstanding anything to the contrary contained in the Lease, in the event of any violation of the terms of this Section 5, then Landlord shall have the option to either: (a) declare this Amendment void and of no further force or effect, in which case the terms of the Lease as unmodified by this Amendment shall be immediately and retroactively in effect and Tenant shall immediately pay to Landlord all sums which would have been previously due pursuant to the terms of the Lease but for this Amendment, or (b) collect from Tenant the sum of $25,000.00 as liquidated damages, which sum shall be payable within ten (10) days of written demand by Landlord; provided, however, the foregoing shall not in any way limit Landlord’s rights, remedies or damages as a result of Tenant’s breach of any other term or condition of this Amendment or the Lease.

6.           Miscellaneous.

a.           Broker.  Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers, agents or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment.  If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant.

b.           Representations and Warranties. Tenant hereby represents, warrants, and agrees that: (1) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease.  Tenant hereby waives and releases all demands, charges, claims, accounts, or causes of action of any nature whatsoever against Landlord or Landlord’s members, officers, employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

c.           Authority.  Each signatory of this Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

d.           No Other Modification.  Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment.  To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

Tenant:

WAFERGEN, INC.,
a Delaware corporation

By:	/s/ IVAN TRIFUNOVICH
Name:	Ivan Trifunovich
Title:	President and CEO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Landlord:

LBA REALTY FUND III-COMPANY VII, LLC,
a Delaware limited liability company

By:	LBA Realty Fund III, L.P.,
a Delaware limited partnership,
its sole Member and Manager

By:	LBA Management Company III, LLC,
a Delaware limited liability company,
its General Partner

By:	LBA Realty LLC,
a Delaware limited liability company,
its Manager

By:	LBA Inc.,
a California corporation,
its Managing Member

By:	/s/ BRAD NEGLIA
Name:	Brad Neglia
Title:	Authorized Signatory

For LBA Office Use Only:  Prepared & Reviewed by:  _______________________________